Exhibit 99.2

CJF/E2126.08/sf	18th February, 2010

Mr. Craig McKenzie,
President and Chief Executive Officer,
Toreador Resources Corporation,
9 rue Scribe,
75009 Paris,
France.

Dear Mr. McKenzie,

UNITED STATES SECURITIES AND EXCHANGE COMMISSION COMPLIANT
RESERVES FOR CERTAIN OF TOREADOR’S FRENCH OIL PRODUCING ASSETS
AS AT 31ST DECEMBER, 2010

INTRODUCTION

In accordance with your instructions, Gaffney, Cline & Associates Ltd (GCA) has carried out an audit of the oil and gas Reserves of certain Paris Basin assets owned by Toreador Resources Corporation (Toreador) as at 31st December, 2010.  This audit has been carried out in accordance with the United States Securities and Exchange Commission (SEC) Rule 4-10 of the Securities Exchange Act of 1934, with due regard for the amendments to that Rule, which were introduced in 2009 for reserves reporting effective from 2010.

Toreador operates three main producing assets namely, the Neocomian Field Complex, Charmottes (Triassic) and Charmottes (Dogger) and has 100% equity in all of these fields.  The Neocomian fields are very mature with over 50 years of production and 350 wells have been drilled since discovery in 1958.  The Charmottes fields were discovered 1984, and over 14 wells have been drilled in the Dogger reservoir and 4 wells in the Triassic.

The location of these fields is shown in Figure 0.1.

Toreador provided to GCA a data set of technical information, including geological, geophysical and engineering data and reports, together with financial data and development plans.  GCA has had several meetings and discussions with Toreador’s technical and managerial personnel.  In carrying out this review GCA has relied on the accuracy and completeness of the information received from Toreador.

Industry standard abbreviations are contained in the attached Glossary in Appendix I, some or all of which have been used in this report.

The Proved (1P), Proved plus Probable (2P), and Proved plus Probable plus Possible (3P) Reserves are reported as Gross since Toreador is the 100% owner of the assets.

UNITED KINGDOM	UNITED STATES	SINGAPORE	AUSTRALIA	ARGENTINA	UAE	RUSSIA	KAZAKHSTAN

Gaffney, Cline & Associates

FIGURE 0.1

LOCATION OF TOREADOR FIELDS

It should be noted that the reported Reserves and Resources volumes are based on professional engineering judgement and are subject to future revisions, upward or downward, as a result of future operations or as additional data become available.

In accordance with Toreador’s instructions, GCA has estimated a Net Present Value (NPV) for each Reserve volume, as at an Effective Date of 31st December, 2010.

In preparing this report, GCA has served as an independent advisor.  GCA's employees have no direct or indirect holding in Toreador.  GCA's remuneration was not in any way contingent on reported estimates.  No representations are made herein in respect of property title or encumbrances thereon.

This report has been prepared for Toreador for internal use and may not be appropriate for purposes other than those for which it was intended.

The assets audited in the Paris Basin are all producing fields.  On the basis of the technical and commercial information made available, GCA has conducted its audit of the 1P, 2P and 3P Reserves for these fields as of 31st December, 2010.  Fields under development, and exploration prospects associated with the fields and developments have not been reviewed under this audit.

The GCA estimates of the Gross Reserves are summarised in Table 0.1.

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TABLE 0.1

SUMMARY OF GROSS RESERVES
AS AT 31st DECEMBER, 2010

	Proved
Field	PDP (MMBbl)	PUD (MMBbl)	Total (MMBbl)	2P Proved + Probable (MMBbl)	3P Proved + Probable + Possible (MMBbl)
Neocomian Complex	4.742	0.412	5.154	8.083	12.714
Charmottes Triassic	0.023	-	0.023	0.402	0.441
Charmottes Dogger	0.346	-	0.346	0.600	0.746
Total	5.111	0.412	5.523	9.085	13.901

Notes:

1.	GCA’s 1Q, 2011 Brent price scenario was used to establish the economic limit of each field.
2.	Totals may not add up due to rounding.

The Net Present Values (NPVs) for Proved, Proved plus Probable and Proved plus Probable plus Possible Reserves are presented in Table 0.2 and the relevant cash flows are shown in Appendix II.

TABLE 0.2

SUMMARY OF DISCOUNTED POST TAX FUTURE NET CASH FLOWS BASED ON
SEC RULES FOR OIL PRICE FOR PROVED, PROVED PLUS PROBABLE, AND
PROVED PLUS PROBABLE PLUS POSSIBLE RESERVES
AS AT 31ST DECEMBER, 2010

	NPV10 (U.S.$ MM)
Field	Proved	Proved + Probable	Proved + Probable + Possible
Neocomian Complex	47.86	62.03	83.39
Charmottes	5.75	10.36	11.57
Total	53.61	72.39	94.96

The Reserves reported here are subject to an economic limit test (ELT).  The Neocomian fields and the Charmottes accumulations have been analysed as single units with each of the parts being considered within the whole.  The aggregated production profiles for the 1P, 2P and 3P cases for the Neocomian are shown in Figures 0.2, 0.3 and 0.4 and those for the Charmottes in Figures 0.5 and 0.6 respectively.

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FIGURE 0.2

NEOCOMIAN PROVED (1P) PRODUCTION PROFILES

FIGURE 0.3

NEOCOMIAN PROVED PLUS PROBABLE (2P) PRODUCTION PROFILES

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FIGURE 0.4

PROVED PLUS PROBABLE PLUS POSSIBLE PRODUCTION PROFILES

FIGURE 0.5

CHARMOTTES – TRIASSIC PRODUCTION PROFILES

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FIGURE 0.6

CHARMOTTES – DOGGER PRODUCTION PROFILES

geological and engineering judgement and are subject to future revisions, upward or downward, as a result of future operations, or as new information becomes available.

It should be noted that the estimated production profiles for these fields are relatively long and the level of uncertainty over production and operational performance will increase the further into the future the projections are made.

DISCUSSION

1.	BACKGROUND

Toreador holds a 100% interest in Exploitation permits covering the Neocomian Complex, consisting of four oilfields, and the two Charmottes fields producing oil in the Paris Basin, France.  The location of the fields is shown in Figure 0.1 and Figure 1.1.  Exploration prospects exist in the locality but these Prospective Resources from these are not included in this audit.

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FIGURE 1.1

NEOCOMIAN FIELDS

The Exploitation permits that cover the Neocomian and Charmottes Fields expire in 2011 and 2013 respectively.  These Exploitation permits can be normally be renewed for a period of 25 years.  Although the French government has no obligation to renew the exploitation permits, it is understood that renewals have always been granted as long as the operator demonstrates continued financial and technical capabilities.  Toreador applied for a renewal for the Neocomian permits on 11th December, 2008 and has recently been informed that the concessions have been extended to 2036.

Toreador has advised that it will apply for a renewal of the Charmottes permit in 2011.  GCA has accepted that the permit renewals will be granted and that the economic terms of the permits will not be altered on renewal.

1.1	Methodology and Data Availability

Reserves have been estimated using a variety of tools including the investigation of a range of decline curve analyses (DCA) and full field simulation models.  All of the results obtained have been reviewed by GCA to ensure that the appropriate methodologies and approaches have been used and that the results are sustainable.

Toreador provided GCA with a dataset that included production databases (OFM), and a dynamic reservoir model (Eclipse).  These data were supported by some presentations and reports, and commercial and economic information on the individual fields and assets.  During the audit Toreador provided GCA with additional information and material to clarify and substantiate its analysis.

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2.	GEOLOGICAL SETTING

The Paris Basin is France’s largest onshore sedimentary basin, and has been producing hydrocarbons from 1958 until the present.  This saucer shaped mature intracratonic basin has a maximum thickness of 3,000 m at its centre and lies on a Y pattern basement fault system formed during the Variscan (Hercynian) orogeny.  The basin first evolved due to Permo-Triassic extension, which caused rifting and subsidence of the basin.  This transgressional period saw the deposition of organic-rich black shales, known as the Liassic shales.  These shales were overlain by the Dogger Carbonates, followed by the Malm limestone.

The Paris Basin emerged at the end of the Jurassic when tectonic subsidence ceased, giving way to uplift and erosion.  During the Lower Cretacous weak east-west compression arose due to the Austrian phase, continued sedimentation followed and the North-South faults were reactivated.  In the Middle to Upper Cretaceous subsidence occurred causing the reactivation of the NW-SE Bray fault.  This aided the maturation and expulsion of the hydrocarbons from the Liassic source rocks.  Resulting from the depression, the sea returned depositing the Upper Cretaceous chalk. By the end of the Cretaceous there were low rates of tectonic subsidence occurring, and a second phase of North-South compression caused by the Pyrenean orogeny followed in the early Eocene.  This created new E-W faults, inverted the existing E-W faults, caused wrenching of the NW-SE and             NE-SW faults, and resulted in some uplift and erosion of the borders of the basin.  More recently the Alpine orogenic cycle has caused NW-SE compression and uplift which resulted in the Paris basin taking its current shape.  A sedimentological column is shown in Figure 1.2.

3.	NEOCOMIAN FIELDS

The Neocomian Fields are very mature, with over 50 years of production.  They consist of high porosity sandstone reservoirs, which were deposited at the end of the Jurassic Period after substantial erosion had occurred.  The sands have proved to be of excellent reservoir quality, but are in channel systems and are very thin, and therefore yield only small fields.  The main source rocks are the upper Liassic Toarcian marine shales, from which mature oil migrated to the Dogger carbonates before undergoing secondary migration to saturate the Neocomian sandstones during the Oligocene rift period.

This asset consists of four oil fields with three sandstone reservoirs.  Approximately 32.2 MMBbl has been produced from a mature water injection process involving over 350 wells drilled over 50 years of production.  Current performance is around 800 bopd from approximately 80 wells with an average water-cut of 96%.  A high quality OFM production database exists.

The reservoirs are shallow (approx 600 m), the produced oil is under saturated and viscous (40 cP), and the reservoirs are highly permeable.  During technical meetings in Toreador’s offices, GCA was provided with updated maps for all three reservoirs.  The new maps indicated higher volumes in some parts of the fields but decreased volumes in other parts, compared to previous mapping.  However, the overall STOIIP in the accumulations remains broadly the same at 104.2 MMBbl.

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FIGURE 1.2

PARIS BASIN – SEDIMENTOLOGICAL COLUMN

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For the evaluation of reserves for the Neocomian fields, a methodology which is based on performance has been used.  Since the fields are very mature with high permeability, GCA has applied an aggregated DCA analysis of reservoirs and/or fields as more reliable than a sum of DCAs of individual wells. The most appropriate correlation period for performing decline analysis is from late 2000 to the end of the data set.  In this period, the injection rate, production well count and water cut are all relatively constant.  Using the earlier periods would be distorted by the effects of decreasing well count and changing total fluid rates of the reservoirs.

A complete DCA analysis was prepared as a log oil-cut versus cumulative oil production graphic (Figure 3.1).  This shows trendlines for three cases leading to a hyperbolic decline up to a 99% water-cut. The trendlines were used to generate production profiles for all three cases.  GCA has assumed that Toreador accesses 4 of the proposed PUD opportunities in 2013 for the low case, those PUDs are: Chateau R3, Chuelles R2, Chuelle R3 and Courtenay R3.  For the mid and high cases, in addition to 4 PUDs another 2 PUDs were included in both 2015 and 2016.  GCA has estimated 1P, 2P and 3P Reserves of the Neocomian complex as at 31st December, 2010 of 5.154 MMbbl, 8.083 MMBbl and 12.714 MMBbl respectively.  The production profile predictions up to 2050 are shown in Figure 3.2.

FIGURE 3.1

NEOCOMIAN - OIL CUT % VS. CUMULATIVE PRODUCTION

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FIGURE 3.2

CHARMOTTES – TRIASSIC PRODUCTION  PROFILES

4.	CHARMOTTES FIELDS

4.1	Dogger

The Dogger carbonate reservoirs are subdivided into the Bathonian Limestone and the Lower Callovian Limestone.  The older carbonate, the Bathonian Limestone consists of both low energy lagoonal and high energy oolithic shelf facies.  The oolithic carbonate platform protected the lagoon from marine influences.  The younger Callovian carbonate platform deposits covered the Bathonian deposits, and consist of mostly oolithic facies representing more restricted lagoon carbonate deposits.  The high energy environment resulted in the excellent reservoir properties.

The main source rock for the Dogger play is the Liassic Toarcian marine shales.  This type II source rock is currently in the oil window in the centre of the basin and is the principal source rock for oils in the Paris Basin.  Primary migration of the oil occurred along the faults and saturated the Dogger reservoir in the Eocene-Oligocene in the West of the basin, and during the Turonian-Maastrichtian in the East.

This carbonate reservoir is located at approximately 1,700 m and is comprised of four layers with both matrix and fracture porosity/permeability.  No pressure depletion is evident and the field’s production mechanism is an imbibition process whereby the matrix reservoir charges fractures connected to wellbores.  A well cycling programme was initiated recently with good results.  There are 6 active production wells currently producing a total of 90 bopd.  Historic oil and water production data have been stored in an OFM database.

The Dogger oil is under saturated with a bubble point pressure of 12 bars (reservoir pressure of 180 bars) and has a viscosity of 3 cP.  Toreador’s current STOIIP estimate is 5.6 MMBbl and the gross reservoir thickness is estimated to be 30 m.  GCA has reviewed Toreador’s in-place volumes and consider them to be reasonable.

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GCA reviewed Toreador’s analyses and used a DCA (hyperbolic curve) methodology for estimating reserves.  GCA has thus estimated the Dogger 1P, 2P and 3P Reserves as at 31st December, 2010 as 0.346 MMBbl, 0.600 MMBbl, and 0.746 MMBbl respectively.

4.2	Triassic

The Triassic Keuper Sandstones have three sub-divisions.  The first is the Donnemarie Sandstone, which consists of bioturbated clays and represents a coastal plain environment.  The formation is 60 m thick, 20 m of which is sandstone.  The second sub-set of the Keuper is the Chaunoy Sandstone, which is located west of the Paris basin and is part of a braided fluvial system.  The third is the Rheatic, which consists of both continental and marine sandstones, both of which underlie shaley deposits forming productive traps.  These reservoirs are sealed by a 400 m thick Liassic shale.

The source rocks feeding these reservoirs are the Lower to Middle Liassic marine shales, known as the Lotharingian and the Domerian.  Both were deposited in a calm marine environment and are micaceous, with the Domerian containing macro- and micro-fossils.  For these Liassic source rocks, maturation and lateral migration occurred during the Upper Cretaceous period.

One development well (CHM 1) is currently producing via pump from a deeper (approximately 2,500m) low permeability Charmottes Triassic reservoir at a relatively constant rate of 8 bopd with zero percent water-cut.  As at end of December, 2010 the well has produced 244.4 MBbl of oil and as a result the reservoir pressure has been considerably depleted.  GCA has reviewed the production forecast for CMH 1 well, made by Toreador using DCA, and considers it as reasonable for a 1P case.  For the 2P case GCA has re-run the reservoir simulation model using the following assumptions: CMH 1 flow regime will be optimised by changing the pump; another well is sidetracked as a second producer and one well is converted to water injector. The 3P case assumes higher water injection pressures, which from the simulator yields 0.039 MMBbl of incremental recovery in comparison with the 2P case.

GCA has estimated the 1P, 2P and 3P Reserves of the Charmottes Triassic as at 31st December, 2010 as 0.023 MMBbl, 0.402 MMBbl and 0.441 MMBbl respectively.

5.	CAPEX AND OPEX

Toreador’s capex and opex estimates for its Paris Basin fields were reviewed by GCA.  Some additional capex was considered to be necessary in later years for the Neocomian complex as it was believed that, as given below, additional workovers and wells would be required in order meet the predicted production profiles.:

For the Neocomian fields, GCA has assumed:

●	In the 1P case, four PUD wells are drilled in 2013 at a cost of U.S.$1.25 MM each;
●	In the 2P and 3P cases, a further two PUD wells are drilled in 2014 and 2015, again at a cost of U.S.$1.25 MM each;
●	Fifteen workovers are performed per year from 2012 at a cost of U.S.$15 M each, workovers for 2011 were included in Toreador’s Opex;
●	One well is re-drilled every three years, primarily to replace unserviceable wells, with an estimated cost of U.S.$1.25 MM per well;
●	Some additional facilities are installed between 2020 and 2022, primarily to replace and/or improve water injection handling capabilities at a cost of U.S.$6 MM; and
●
The variable opex for the Neocomian was also increased as it is believed that, as the wells get older and the volume of produced water increases, more maintenance etc will be required in order to keep the wells productive.

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For the Charmottes fields GCA has assumed:

●	One workover (at a cost of U.S.$25 M) every two years and no additional re-drills,
●	One sidetrack producer in the Triassic added in 2011 at a cost of U.S.$0.5 MM, and,
●	One well converted to a water injector at a cost of U.S.$0.5 MM in 2012.

6.	ECONOMIC LIMIT TEST & ECONOMIC EVALUATION

GCA constructed a cash flow model to calculate the Economic Limit for Reserves and Net Present Values for the Charmottes and Neocomian fields.

In performing this assessment, the following economic, commercial and fiscal assumptions have been made.

●	The relevant elements of the fiscal regime in France are summarised in the table below:

France Fiscal Summary
Royalty/Tax	Annual Production (MTon)	Rate (Pre-1980 Wells) (%)	Rate (Post-1980 Wells) (%)
Royalty	0-50	8	0
	50-100	20	6
	100-300	30	9
	> 300	30	12
Local Tax	€16.84/ton

●
Oil Price: A flat Brent oil price of U.S.$79.35/bbl, which represents the 12 month prior average for Brent crude based on the oil price on the first day of each of the 12 months.  Adjustments to this price are made for each Field Group using the price differential to reflect the actual sales prices achievable due to crude quality differentials to Brent;

●	Neocomian and Charmottes crude oil are priced at discounts of U.S.$2.925/Bbl and U.S.$2.30/Bbl respectively to Brent;
●
Capex has been based on Toreador’s plan for the period 2011.  There was no detailed definition of the work, hence the review was only superficial, but the cost data appeared reasonable.  In future years GCA has assumed some additional capex and opex as described in Section 5;

●	Operating cost is unescalated and based on information provided by Toreador;
●	Exchange rate was assumed to be U.S.$ 1:1.3 per €;
●	Cash flow summaries are given in Appendix II.

7.	QUALIFICATIONS

GCA is an independent international energy advisory group of almost 50 years’ standing, whose expertise includes petroleum reservoir evaluation and economic analysis.

The report is based on information compiled by professional Associates of GCA.

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8.	BASIS OF OPINION

This assessment has been conducted within the context of GCA’s understanding of the effects of petroleum legislation, taxation, and other regulations that currently apply to these properties.  However, GCA is not in a position to attest to property title, financial interest relationships or encumbrances thereon for any part of the appraised properties.

The reported volumes are based on professional geological and engineering judgement and are subject to future revisions, upward or downward, as a result of future operations, or as new information becomes available.

Yours sincerely
GAFFNEY CLINE & ASSOCIATES

Brian Rhodes
Principal Advisor

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APPENDIX I

Glossary

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GLOSSARY

List of Standard Oil Industry Terms and Abbreviations.

ABEX	Abandonment Expenditure
ACQ	Annual Contract Quantity
oAPI	Degrees API (American Petroleum Institute)
AAPG	American Association of Petroleum Geologists
AVO	Amplitude versus Offset
A$	Australian Dollars
B	Billion (109)
Bbl	Barrels
/Bbl	per barrel
BBbl	Billion Barrels
BHA	Bottom Hole Assembly
BHC	Bottom Hole Compensated
Bscf or Bcf	Billion standard cubic feet
Bscfd or Bcfd	Billion standard cubic feet per day
Bm3	Billion cubic metres
bcpd	Barrels of condensate per day
BHP	Bottom Hole Pressure
blpd	Barrels of liquid per day
bpd	Barrels per day
boe	Barrels of oil equivalent @ xxx mcf/bbl
boepd	Barrels of oil equivalent per day @ xxx mcf/bbl
BOP	Blow Out Preventer
bopd	Barrels oil per day
bwpd	Barrels of water per day
BS&W	Bottom sediment and water
BTU	British Thermal Units
bwpd	Barrels water per day
CBM	Coal Bed Methane
CO2	Carbon Dioxide
CAPEX	Capital Expenditure
CCGT	Combined Cycle Gas Turbine
cm	centimetres
CMM	Coal Mine Methane
CNG	Compressed Natural Gas
Cp	Centipoise (a measure of viscosity)
CSG	Coal Seam Gas
CT	Corporation Tax
DCQ	Daily Contract Quantity
Deg C	Degrees Celsius
Deg F	Degrees Fahrenheit
DHI	Direct Hydrocarbon Indicator
DST	Drill Stem Test
DWT	Dead-weight ton
E&A	Exploration & Appraisal
E&P	Exploration and Production
EBIT	Earnings before Interest and Tax
EBITDA	Earnings before interest, tax, depreciation and amortisation
EI	Entitlement Interest

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GLOSSARY (Cont'd.)

EIA	Environmental Impact Assessment
EMV	Expected Monetary Value
EOR	Enhanced Oil Recovery
EUR	Estimated Ultimate Recovery
FDP	Field Development Plan
FEED	Front End Engineering and Design
FPSO	Floating Production, Storage and Offloading
FSO	Floating Storage and Offloading
ft	Foot/feet
Fx	Foreign Exchange Rate
g	gram
g/cc	grams per cubic centimetre
gal	gallon
gal/d	gallons per day
G&A	General and Administrative costs
GBP	Pounds Sterling
GDT	Gas Down to
GIIP	Gas initially in place
Gj	Gigajoules (one billion Joules)
GOR	Gas Oil Ratio
GTL	Gas to Liquids
GWC	Gas water contact
HDT	Hydrocarbons Down to
HSE	Health, Safety and Environment
HSFO	High Sulphur Fuel Oil
HUT	Hydrocarbons up to
H2S	Hydrogen Sulphide
IOR	Improved Oil Recovery
IPP	Independent Power Producer
IRR	Internal Rate of Return
J	Joule (Metric measurement of energy) I kilojoule = 0.9478 BTU)
k	Permeability
KB	Kelly Bushing
KJ	Kilojoules (one Thousand Joules)
kl	Kilolitres
km	Kilometres
km2	Square kilometres
kPa	Thousands of Pascals (measurement of pressure)
KW	Kilowatt
KWh	Kilowatt hour
LKG	Lowest Known Gas
LKH	Lowest Known Hydrocarbons
LKO	Lowest Known Oil
LNG	Liquefied Natural Gas
LoF	Life of Field
LPG	Liquefied Petroleum Gas
LTI	Lost Time Injury
LWD	Logging while drilling
m	Metres
M	Thousand

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GLOSSARY (Cont'd.)

m3	Cubic metres
Mcf or Mscf	Thousand standard cubic feet
MCM	Management Committee Meeting
MMcf or MMscf	Million standard cubic feet
m3d	Cubic metres per day
mD	Measure of Permeability in millidarcies
MD	Measured Depth
MDT	Modular Dynamic Tester
Mean	Arithmetic average of a set of numbers
Median	Middle value in a set of values
MFT	Multi Formation Tester
mg/l	milligrames per litre
MJ	Megajoules (One Million Joules)
Mm3	Thousand Cubic metres
Mm3d	Thousand Cubic metres per day
MM	Million
MMBbl	Millions of barrels
MMBTU	Millions of British Thermal Units
Mode	Value that exists most frequently in a set of values = most likely
Mscfd	Thousand standard cubic feet per day
MMscfd	Million standard cubic feet per day
MW	Megawatt
MWD	Measuring While Drilling
MWh	Megawatt hour
mya	Million years ago
NGL	Natural Gas Liquids
N2	Nitrogen
NPV	Net Present Value
OBM	Oil Based Mud
OCM	Operating Committee Meeting
ODT	Oil down to
OPEX	Operating Expenditure
OWC	Oil Water Contact
p.a.	Per annum
Pa	Pascals (metric measurement of pressure)
P&A	Plugged and Abandoned
PDP	Proved Developed Producing
PI	Productivity Index
PJ	Petajoules (1015 Joules)
PSDM	Post Stack Depth Migration
psi	Pounds per square inch
psia	Pounds per square inch absolute
psig	Pounds per square inch gauge
PUD	Proved Undeveloped
PVT	Pressure volume temperature
P10	10% Probability
P50	50% Probability
P90	90% Probability
Rf	Recovery factor
RFT	Repeat Formation Tester

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GLOSSARY (Cont'd.)

RT	Rotary Table
Rw	Resistivity of water
SCAL	Special core analysis
cf or scf	Standard Cubic Feet
cfd or scfd	Standard Cubic Feet per day
scf/ton	Standard cubic foot per ton
SL	Straight line (for depreciation)
so	Oil Saturation
SPE	Society of Petroleum Engineers
SPEE	Society of Petroleum Evaluation Engineers
ss	Subsea
stb	Stock tank barrel
STOIIP	Stock tank oil initially in place
sw	Water Saturation
T	Tonnes
TD	Total Depth
Te	Tonnes equivalent
THP	Tubing Head Pressure
TJ	Terajoules (1012 Joules)
Tscf or Tcf	Trillion standard cubic feet
TCM	Technical Committee Meeting
TOC	Total Organic Carbon
TOP	Take or Pay
Tpd	Tonnes per day
TVD	True Vertical Depth
TVDss	True Vertical Depth Subsea
USGS	United States Geological Survey
U.S.$	United States Dollar
VSP	Vertical Seismic Profiling
WC	Water Cut
WI	Working Interest
WPC	World Petroleum Council
WTI	West Texas Intermediate
wt%	Weight percent
1H05	First half (6 months) of 2005 (example of date)
2Q06	Second quarter (3 months) of 2006 (example of date)
2D	Two dimensional
3D	Three dimensional
4D	Four dimensional
1P	Proved Reserves
2P	Proved plus Probable Reserves
3P	Proved plus Probable plus Possible Reserves
%	Percentage

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APPENDIX II

ELT Profiles for the Neocomian and Charmottes Fields

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Gaffney, Cline & Associates

Toreador Resources Corporation
 Gaffney, Cline & Associates Toreador Resources Corporation Field: Case: Disc Rate Pre-Tax Post-Tax 0.0% 166.25 109.46 10.0% 73.59 47.86 Field Royalty Net Capital Operating Pre Tax Corporate Post Tax Production Price Production Price Revenue Revenue Costs Costs NCF Tax NCF MMB US$/Bbl MMB US$/Bbl US$ MM US$ MM US$ MM US$ MM US$ MM US$ MM US$ MM US$ MM Jan-11 0 .269 76.43 - 7 6.43 2 0.56 1.59 18.98 1 .25 4.78 12.95 4.69 8.26 Jan-12 0 .242 76.43 - 7 6.43 1 8.49 1.43 17.06 - 3.89 13.17 4.35 8.82 Jan-13 0 .220 76.43 0.023 76.43 1 8.60 1.37 17.22 5 .00 3.90 8.32 4.23 4.09 Jan-14 0 .202 76.43 0.022 76.43 1 7.12 1.26 15.86 1 .25 3.70 10.91 3.80 7.11 Jan-15 0 .187 76.43 0.021 76.43 1 5.87 1.17 14.70 - 3.53 11.17 3.47 7.70 Jan-16 0 .174 76.43 0.020 76.43 1 4.78 1.09 13.69 - 5.42 8.27 2.51 5.76 Jan-17 0 .162 76.43 0.019 76.43 1 3.83 1.02 12.81 1 .25 5.16 6.40 2.26 4.14 Jan-18 0 .152 76.43 0.018 76.43 1 2.99 0.95 12.03 - 4.93 7.11 2.08 5.03 Jan-19 0 .143 76.43 0.017 76.43 1 2.24 0.90 11.34 - 4.72 6.62 1.92 4.71 Jan-20 0 .135 76.43 0.016 76.43 1 1.57 0.85 10.72 3 .25 4.53 2.94 1.66 1.27 Jan-21 0 .128 76.43 0.015 76.43 1 0.97 0.80 10.16 2 .00 4.37 3.80 1.51 2.29 Jan-22 0 .122 76.43 0.014 76.43 1 0.42 0.76 9.66 2 .00 4.22 3.44 1.32 2.12 Jan-23 0 .116 76.43 0.014 76.43 9.93 0.73 9.20 1 .25 4.08 3.87 1.34 2.53 Jan-24 0 .111 76.43 0.013 76.43 9.47 0.70 8.78 - 3.95 4.82 1.28 3.54 Jan-25 0 .106 76.43 0.012 76.43 9.05 0.66 8.39 - 3.84 4.55 1.19 3.36 Jan-26 0 .102 76.43 0.012 76.43 8.67 0.64 8.03 1 .25 3.73 3.05 1.07 1.99 Jan-27 0 .098 76.43 0.011 76.43 8.31 0.61 7.70 - 3.63 4.07 1.03 3.04 Jan-28 0 .094 76.43 0.011 76.43 7.99 0.59 7.40 - 3.54 3.86 0.96 2.90 Jan-29 0 .091 76.43 0.010 76.43 7.68 0.57 7.11 1 .25 3.46 2.41 0.85 1.56 Jan-30 0 .087 76.43 0.009 76.43 7.40 0.54 6.85 - 3.38 3.47 0.90 2.57 Jan-31 0 .084 76.43 0.009 76.43 7.13 0.53 6.60 - 3.30 3.30 0.91 2.39 Jan-32 0 .081 76.43 0.009 76.43 6.88 0.51 6.37 1 .25 3.23 1.89 0.88 1.01 Jan-33 0 .079 76.43 0.008 76.43 6.65 0.49 6.16 - 3.17 2.99 0.87 2.12 Jan-34 0 .076 76.43 0.008 76.43 6.43 0.47 5.95 - 3.11 2.84 0.82 2.02 Jan-35 0 .074 76.43 0.007 76.43 6.22 0.46 5.76 1 .25 3.05 1.46 0.74 0.72 Jan-36 0 .072 76.43 0.007 76.43 6.03 0.45

Gaffney, Cline & Associates

Toreador Resources Corporation
5.58 - 3.00 2.58 0.74 1.85 Jan-37 0 .070 76.43 0.007 76.43 5.84 0.43 5.41 - 2.95 2.46 0.70 1.77 Jan-38 0 .068 76.43 0.006 76.43 5.67 0.42 5.25 1 .25 2.90 1.10 0.62 0.48 Jan-39 0 .066 76.43 0.006 76.43 5.51 0.41 5.10 - 2.85 2.24 0.62 1.62 Jan-40 0 .064 76.43 0.006 76.43 5.35 0.40 4.95 - 2.81 2.14 0.59 1.55 Jan-41 0 .063 76.43 0.005 76.43 5.20 0.39 4.82 1 .25 2.77 0.80 0.52 0.28 Jan-42 0 .061 76.43 0.005 76.43 5.06 0.38 4.69 - 2.73 1.96 0.53 1.43 Jan-43 0 .060 76.43 0.005 76.43 4.93 0.37 4.56 - 2.69 1.87 0.50 1.37 Jan-44 0 .058 76.43 0.005 76.43 4.80 0.36 4.44 1 .25 2.66 0.54 0.43 0.11 Jan-45 0 .057 76.43 0.004 76.43 4.68 0.35 4.33 - 2.62 1.71 0.44 1.26 Jan-46 0 .056 76.43 0.004 76.43 4.57 0.34 4.22 - 2.59 1.63 0.42 1.21 Jan-47 0 .054 76.43 0.004 76.43 4.45 0.33 4.12 1 .25 2.56 0.31 0.35 - 0.04 Jan-48 0 .053 76.43 0.004 76.43 4.35 0.33 4.02 - 2.53 1.49 0.37 1.12 Jan-49 0 .052 76.43 0.004 76.43 4.25 0.32 3.93 - 2.50 1.43 0.35 1.08 Jan-50 0 .051 76.43 0.003 76.43 4.15 0.31 3.84 1 .25 2.48 0.11 0.29 - 0.17 - - Totals (2011-2050): 4 .243 MMBbl 0.390 MMBbl 354.08 26.26 327.82 28.50 139.25 160.07 54.10 105.97 Totals (>2050): 0 .499 MMBbl 0.022 MMBbl 39.80 3.01 36.79 5 .00 25.62 6.18 2.68 3.49 Nominal Net Present Values as at 01-Jan-11 (US$ MM) France Gross Field (100%) Working Interest Cashflow Analysis Unescalated Prices & Costs Undeveloped Neocommian 1P Period Beginning Developed Gaffney, Cline & Associates Toreador Resources Corporation Field: Case: Disc Rate Pre-Tax Post-Tax 0.0% 292.71 193.78 10.0% 95.33 62.03 Field Royalty Net Capital Operating Pre Tax Corporate Post Tax Production Price Production Price Revenue Revenue Costs Costs NCF Tax NCF MMB US$/Bbl MMB US$/Bbl US$ MM US$ MM US$ MM US$ MM US$ MM US$ MM US$ MM US$ MM Jan-11 0 .277 76.43 - 7 6.43 2 1.17 1.63 19.53 1 .25 4.78 13.50 4.88 8.63 Jan-12 0 .262 76.43 - 7 6.43 2 0.00 1.54 18.46 - 4.10 14.36 4.74 9.62 Jan-13 0 .248 76.43 0.023 76.43 2 0.73 1.54 19.20 5 .00 4.20 9.99 4.79 5.21 Jan-14 0 .236 76.43 0.022 76.43 1 9.72 1.46 18.25 1 .25 4.06 12.94 4.48 8.46 Jan-15 0 .225 76.43 0.031 76.43 1 9.58 1.43 18.15 2 .50 4.04 11.61 4.37 7.24 Jan-16 0 .215 76.43 0.039 76.43 1 9.44 1.39 18.05 2 .50 6.72 8.83 3.36 5.47 Jan-17 0 .206 76.43 0.037 76.43 1 8.59 1.33 17.26 1 .25 6.48 9.53 3.13 6.39 Jan-18 0 .198 76.43 0.035 76.43 1 7.80 1.28 16.53 - 6.26 10.26 2.96 7.30 Jan-19 0 .190 76.43 0.034 76.43 1 7.07 1.23 15.85 - 6.06 9.79 2.80 6.98 Jan-20 0 .183 76.43 0.032 76.43 1 6.40 1.18 15.22 3 .25 5.87 6.09 2.55 3.55 Jan-21 0 .176 76.43 0.030 76.43 1 5.76 1.13 14.63 2 .00 5.70 6.93 2.39 4.55 Jan-22 0 .170 76.43 0.029 76.43 1 5.17 1.09 14.08 2 .00 5.53 6.55 2.19 4.36 Jan-23 0 .164 76.43 0.027 76.43 1 4.62 1.05 13.57 1 .25 5.38 6.94 2.20

Gaffney, Cline & Associates

Toreador Resources Corporation
4.74 Jan-24 0 .159 76.43 0.026 76.43 1 4.10 1.02 13.09 - 5.24 7.85 2.12 5.72 Jan-25 0 .154 76.43 0.025 76.43 1 3.62 0.98 12.64 - 5.10 7.53 2.10 5.43 Jan-26 0 .149 76.43 0.023 76.43 1 3.16 0.95 12.21 1 .25 4.98 5.98 2.04 3.94 Jan-27 0 .144 76.43 0.022 76.43 1 2.73 0.92 11.81 - 4.86 6.95 1.99 4.96 Jan-28 0 .140 76.43 0.021 76.43 1 2.33 0.89 11.43 - 4.74 6.69 1.90 4.78 Jan-29 0 .136 76.43 0.020 76.43 1 1.94 0.87 11.07 1 .25 4.64 5.19 1.78 3.41 Jan-30 0 .133 76.43 0.019 76.43 1 1.58 0.84 10.74 - 4.54 6.20 1.81 4.39 Jan-31 0 .129 76.43 0.018 76.43 1 1.23 0.82 10.42 - 4.44 5.98 1.80 4.18 Jan-32 0 .126 76.43 0.017 76.43 1 0.91 0.79 10.11 1 .25 4.35 4.51 1.75 2.76 Jan-33 0 .122 76.43 0.016 76.43 1 0.60 0.77 9.82 - 4.26 5.56 1.73 3.83 Jan-34 0 .119 76.43 0.015 76.43 1 0.30 0.75 9.55 - 4.18 5.37 1.66 3.70 Jan-35 0 .117 76.43 0.015 76.43 1 0.02 0.73 9.29 1 .25 4.11 3.93 1.56 2.37 Jan-36 0 .114 76.43 0.014 76.43 9.76 0.71 9.04 - 4.03 5.01 1.55 3.47 Jan-37 0 .111 76.43 0.013 76.43 9.50 0.70 8.81 - 3.96 4.84 1.49 3.36 Jan-38 0 .109 76.43 0.013 76.43 9.26 0.68 8.58 1 .25 3.89 3.44 1.40 2.04 Jan-39 0 .106 76.43 0.012 76.43 9.03 0.66 8.37 - 3.83 4.54 1.39 3.15 Jan-40 0 .104 76.43 0.011 76.43 8.81 0.65 8.16 - 3.77 4.39 1.34 3.05 Jan-41 0 .102 76.43 0.011 76.43 8.60 0.63 7.96 1 .25 3.71 3.00 1.25 1.75 Jan-42 0 .100 76.43 0.010 76.43 8.40 0.62 7.78 - 3.65 4.12 1.25 2.87 Jan-43 0 .098 76.43 0.010 76.43 8.20 0.61 7.60 - 3.60 4.00 1.21 2.79 Jan-44 0 .096 76.43 0.009 76.43 8.02 0.59 7.42 1 .25 3.55 2.62 1.12 1.50 Jan-45 0 .094 76.43 0.009 76.43 7.84 0.58 7.26 - 3.50 3.76 1.13 2.63 Jan-46 0 .092 76.43 0.008 76.43 7.67 0.57 7.10 - 3.45 3.65 1.09 2.56 Jan-47 0 .090 76.43 0.008 76.43 7.50 0.56 6.95 1 .25 3.41 2.29 1.01 1.28 Jan-48 0 .089 76.43 0.007 76.43 7.35 0.55 6.80 - 3.36 3.44 1.02 2.42 Jan-49 0 .087 76.43 0.007 76.43 7.20 0.54 6.66 - 3.32 3.34 0.99 2.35 Jan-50 0 .086 76.43 0.007 76.43 7.05 0.53 6.53 1 .25 3.28 1.99 0.91 1.08 - - Totals (2011-2050): 5 .853 MMBbl 0.725 MMBbl 502.78 36.81 465.97 33.50 178.95 253.52 85.25 168.27 Totals (>2050): 1 .434 MMBbl 0.071 MMBbl 115.04 8.68 106.36 8 .75 5 8.41 39.20 13.69 25.51 Nominal Net Present Values as at 01-Jan-11 (US$ MM) France Gross Field (100%) Working Interest Cashflow Analysis Unescalated Prices & Costs Undeveloped Neocommian 2P Period Beginning Developed Gaffney, Cline & Associates Toreador Resources Corporation Field: Case: Disc Rate Pre-Tax Post-Tax 0.0%

Gaffney, Cline & Associates

Toreador Resources Corporation
527.48 350.30 10.0% 126.87 83.39 Field Royalty Net Capital Operating Pre Tax Corporate Post Tax Production Price Production Price Revenue Revenue Costs Costs NCF Tax NCF MMB US$/Bbl MMB US$/Bbl US$ MM US$ MM US$ MM US$ MM US$ MM US$ MM US$ MM US$ MM Jan-11 0 .283 76.43 - 7 6.43 2 1.63 1.67 19.96 1 .25 4.78 13.93 5.02 8.91 Jan-12 0 .279 76.43 - 7 6.43 2 1.30 1.64 19.65 - 4.28 15.37 5.08 10.29 Jan-13 0 .274 76.43 0.023 76.43 2 2.73 1.69 21.03 5 .00 4.48 11.56 5.31 6.25 Jan-14 0 .270 76.43 0.022 76.43 2 2.32 1.66 20.66 1 .25 4.42 14.99 5.16 9.83 Jan-15 0 .266 76.43 0.031 76.43 2 2.72 1.67 21.05 - 4.48 16.58 5.27 11.30 Jan-16 0 .262 76.43 0.039 76.43 2 3.05 1.67 21.38 - 7.72 13.66 4.30 9.36 Jan-17 0 .259 76.43 0.037 76.43 2 2.61 1.64 20.97 1 .25 7.60 12.12 4.17 7.96 Jan-18 0 .255 76.43 0.035 76.43 2 2.19 1.62 20.57 - 7.48 13.09 4.07 9.02 Jan-19 0 .251 76.43 0.034 76.43 2 1.78 1.59 20.19 - 7.37 12.82 3.98 8.84 Jan-20 0 .248 76.43 0.032 76.43 2 1.38 1.56 19.82 3 .25 7.26 9.31 3.79 5.53 Jan-21 0 .245 76.43 0.030 76.43 2 1.00 1.54 19.46 2 .00 7.15 10.31 3.68 6.63 Jan-22 0 .241 76.43 0.029 76.43 2 0.63 1.51 19.12 2 .00 7.05 10.07 3.53 6.54 Jan-23 0 .238 76.43 0.027 76.43 2 0.28 1.49 18.79 1 .25 6.95 10.59 3.58 7.01 Jan-24 0 .235 76.43 0.026 76.43 19.93 1.47 18.47 - 6.85 11.61 3.55 8.07 Jan-25 0 .232 76.43 0.025 76.43 1 9.60 1.45 18.16 - 6.76 11.39 3.47 7.92 Jan-26 0 .229 76.43 0.023 76.43 1 9.28 1.42 17.86 1 .25 6.67 9.93 3.36 6.57 Jan-27 0 .226 76.43 0.022 76.43 1 8.97 1.40 17.57 - 6.59 10.98 3.33 7.64 Jan-28 0 .223 76.43 0.021 76.43 1 8.67 1.38 17.29 - 6.50 10.78 3.27 7.51 Jan-29 0 .220 76.43 0.020 76.43 1 8.38 1.36 17.01 1 .25 6.42 9.34 3.16 6.18 Jan-30 0 .218 76.43 0.019 76.43 1 8.10 1.34 16.75 - 6.34 10.41 3.21 7.20 Jan-31 0 .215 76.43 0.018 76.43 1 7.82 1.33 16.50 - 6.27 10.23 3.22 7.01 Jan-32 0 .213 76.43 0.017 76.43 1 7.56 1.31 16.25 1 .25 6.20 8.80 3.18 5.62 Jan-33 0 .210 76.43 0.016 76.43 1 7.30 1.29 16.01 - 6.12 9.89 3.17 6.72 Jan-34 0 .208 76.43 0.015 76.43 1 7.05 1.27 15.78 - 6.06 9.72 3.12 6.61 Jan-35 0 .205 76.43 0.015 76.43 1 6.81 1.26 15.56 1 .25 5.99 8.32 3.02 5.29 Jan-36 0 .203 76.43 0.014 76.43 1 6.58 1.24 15.34 - 5.92 9.41 3.01 6.40 Jan-37 0 .201 76.43 0.013 76.43 1 6.35 1.23 15.13 - 5.86 9.26 2.96 6.30 Jan-38 0 .199 76.43 0.013 76.43 1 6.13 1.21 14.92 1 .25 5.80 7.87 2.87 5.00 Jan-39 0 .196 76.43 0.012 76.43 1 5.92 1.20 14.72 - 5.74 8.98 2.87 6.11 Jan-40 0 .194 76.43 0.011 76.43 1 5.71 1.18 14.53 - 5.68 8.84 2.82 6.02 Jan-41 0 .192 76.43 0.011 76.43 1 5.51 1.17 14.34 1 .25 5.63 7.46 2.74 4.72 Jan-42 0 .190 76.43 0.010 76.43

Gaffney, Cline & Associates

Toreador Resources Corporation
1 5.31 1.15 14.15 - 5.57 8.58 2.74 5.85 Jan-43 0 .188 76.43 0.010 76.43 1 5.12 1.14 13.98 - 5.52 8.46 2.69 5.76 Jan-44 0 .186 76.43 0.009 76.43 1 4.93 1.13 13.80 1 .25 5.47 7.09 2.61 4.47 Jan-45 0 .184 76.43 0.009 76.43 1 4.75 1.11 13.63 - 5.42 8.22 2.61 5.60 Jan-46 0 .182 76.43 0.008 76.43 1 4.57 1.10 13.47 - 5.37 8.10 2.58 5.53 Jan-47 0 .181 76.43 0.008 76.43 1 4.40 1.09 13.31 1 .25 5.32 6.74 2.50 4.24 Jan-48 0 .179 76.43 0.007 76.43 1 4.23 1.08 13.15 - 5.27 7.88 2.50 5.38 Jan-49 0 .177 76.43 0.007 76.43 1 4.07 1.07 13.00 - 5.23 7.77 2.47 5.31 Jan-50 0 .175 76.43 0.007 76.43 1 3.91 1.06 12.85 1 .25 5.18 6.42 2.39 4.03 - - Totals (2011-2050): 8 .834 MMBbl 0.725 MMBbl 730.58 54.39 676.19 28.50 240.76 406.93 136.38 270.55 Totals (>2050): 3 .083 MMBbl 0.071 MMBbl 241.10 18.41 222.69 8 .75 9 3.38 120.56 40.81 79.75 Nominal Net Present Values as at 01-Jan-11 (US$ MM) France Gross Field (100%) Working Interest Cashflow Analysis Unescalated Prices & Costs Undeveloped Neocommian 3P Period Beginning Developed Gaffney, Cline & Associates Toreador Resources Corporation Field: Case: Disc Rate Pre-Tax Post-Tax 0.0% 15.49 10.33 10.0% 8.63 5.75 Field Royalty Net Capital Operating Pre Tax Corporate Post Tax Production Price Production Price Revenue Revenue Costs Costs NCF Tax NCF MMB US$/Bbl MMB US$/Bbl US$ MM US$ MM US$ MM US$ MM US$ MM US$ MM US$ MM US$ MM Jan-11 0 .003 77.05 0.030 77.05 2.52 0.10 2.42 - 0.70 1.72 0.57 1.14 Jan-12 0 .002 77.05 0.027 77.05 2.27 0.09 2.18 - 0.63 1.55 0.52 1.03 Jan-13 0 .002 77.05 0.024 77.05 2.05 0.08 1.97 - 0.61 1.36 0.45 0.90 Jan-14 0 .002 77.05 0.022 77.05 1.82 0.07 1.74 - 0.54 1.20 0.40 0.80 Jan-15 0 .002 77.05 0.019 77.05 1.63 0.07 1.57 - 0.53 1.03 0.34 0.69 Jan-16 0 .002 77.05 0.018 77.05 1.48 0.06 1.42 - 0.48 0.94 0.31 0.63 Jan-17 0 .002 77.05 0.016 77.05 1.36 0.06 1.30 - 0.48 0.82 0.27 0.55 Jan-18 0 .001 77.05 0.015 77.05 1.25 0.05 1.20 - 0.44 0.76 0.25 0.51 Jan-19 0 .001 77.05 0.014 77.05 1.16 0.05 1.11 - 0.44 0.66 0.22 0.44 Jan-20 0 .001 77.05 0.013 77.05 1.07 0.04 1.03 - 0.40 0.63 0.21 0.42 Jan-21 0 .001 77.05 0.012 77.05 1.01 0.04 0.97 - 0.42 0.55 0.18 0.37 Jan-22 0 .001 77.05 0.011 77.05 0.94 0.04 0.90 - 0.38 0.52 0.17 0.35 Jan-23 0 .001 77.05 0.011 77.05 0.89 0.04 0.85 - 0.39 0.46 0.15 0.30 Jan-24 0 .001 77.05 0.010 77.05 0.84 0.03 0.80 - 0.36 0.44 0.15 0.30 Jan-25 0 .001 77.05 0.010 77.05 0.80 0.03 0.76 - 0.38 0.39 0.13 0.26 Jan-26 - 77.05 0.009 77.05 0.70 0.03 0.67 - 0.33 0.34 0.11 0.23 Jan-27 - 77.05 0.009 77.05 0.67 0.03 0.64 - 0.35 0.29 0.10 0.19 Jan-28 - 77.05 0.008 77.05 0.64 0.03 0.61 - 0.32 0.29 0.10 0.20 Jan-29 - 77.05 0.008 77.05 0.61 0.03 0.59 - 0.34 0.25 0.08 0.17 Jan-30 - 77.05 0.008 77.05 0.59 0.02 0.56 - 0.31 0.25 0.08 0.17 Jan-31 - 77.05 0.007 77.05 0.55 0.02 0.53 - 0.33 0.20 0.07 0.13 Jan-32 - 77.05 0.007 77.05 0.52 0.02 0.50 - 0.30 0.20 0.07 0.13 Jan-33 - 77.05 0.006 77.05 0.49 0.02 0.47 - 0.32 0.15 0.05 0.10 Jan-34

Gaffney, Cline & Associates

Toreador Resources Corporation
- 77.05 0.006 77.05 0.46 0.02 0.44 - 0.29 0.15 0.05 0.10 Jan-35 - 77.05 0.006 77.05 0.43 0.02 0.41 - 0.31 0.10 0.03 0.07 Jan-36 - 77.05 0.005 77.05 0.39 0.02 0.38 - 0.27 0.10 0.03 0.07 Jan-37 - 77.05 0.005 77.05 0.36 0.01 0.35 - 0.29 0.05 0.02 0.04 Jan-38 - 77.05 0.004 77.05 0.33 0.01 0.32 - 0.26 0.06 0.02 0.04 Jan-39 - 77.05 0.004 77.05 0.30 0.01 0.29 - 0.28 0.01 0.00 0.00 Jan-40 - 77.05 0.004 77.05 0.27 0.01 0.26 - 0.25 0.01 0.00 0.01 Jan-41 Jan-42 Jan-43 Jan-44 Jan-45 Jan-46 Jan-47 Jan-48 Jan-49 Jan-50 - - Totals (2011-2050): 0 .023 MMBbl 0.346 MMBbl 28.41 1.16 27.25 - 1 1.76 15.49 5.16 10.33 Totals (>2050): - MMBbl - MMBbl - - - - - - - - Nominal Net Present Values as at 01-Jan-11 (US$ MM) France Gross Field (100%) Working Interest Cashflow Analysis Unescalated Prices & Costs Dogger Charmottes 1P Period Beginning Triassic Gaffney, Cline & Associates Toreador Resources Corporation Field: Case: Disc Rate Pre-Tax Post-Tax 0.0% 48.82 32.55 10.0% 15.69 10.36 Field Royalty Net Capital Operating Pre Tax Corporate Post Tax Production Price Production Price Revenue Revenue Costs Costs NCF Tax NCF MMB US$/Bbl MMB US$/Bbl US$ MM US$ MM US$ MM US$ MM US$ MM US$ MM US$ MM US$ MM Jan-11 0 .008 77.05 0.031 77.05 3.01 0.12 2.88 0 .50 0.79 1.59 0.68 0.91 Jan-12 0 .012 77.05 0.029 77.05 3.18 0.13 3.05 0 .50 0.80 1.75 0.72 1.03 Jan-13 0 .012 77.05 0.027 77.05 3.03 0.12 2.91 - 0.80 2.11 0.67 1.44 Jan-14 0 .012 77.05 0.025 77.05 2.84 0.12 2.72 - 0.74 1.98 0.63 1.35 Jan-15 0 .012 77.05 0.023 77.05 2.68 0.11 2.57 - 0.73 1.83 0.58 1.26 Jan-16 0 .012 77.05 0.021 77.05 2.54 0.10 2.44 - 0.68 1.76 0.55 1.20 Jan-17 0 .011 77.05 0.020 77.05 2.44 0.10 2.34 - 0.69 1.65 0.52 1.13 Jan-18 0 .011 77.05 0.019 77.05 2.33 0.10 2.24 - 0.64 1.60 0.50 1.10 Jan-19 0 .011 77.05 0.018 77.05 2.25 0.09 2.15 - 0.65 1.50 0.47 1.04 Jan-20 0 .011 77.05 0.017 77.05 2.19 0.09 2.10 - 0.61 1.49 0.46 1.02 Jan-21 0 .011 77.05 0.016 77.05 2.10 0.09 2.02 - 0.62 1.39 0.45 0.95 Jan-22 0 .011 77.05 0.016 77.05 2.03 0.08 1.95 - 0.59 1.36 0.45 0.91 Jan-23 0 .011 77.05 0.015 77.05 2.01 0.08 1.93 - 0.61 1.32 0.44 0.88 Jan-24 0 .011 77.05 0.014 77.05 1.93 0.08 1.85 - 0.57 1.29 0.43 0.86 Jan-25 0 .010 77.05 0.014 77.05 1.89 0.08 1.81 - 0.58 1.23 0.41 0.82 Jan-26 0 .010 77.05 0.014 77.05 1.84 0.08 1.76 - 0.55 1.22 0.41 0.81 Jan-27 0 .010 77.05 0.013 77.05 1.80 0.07 1.73 - 0.57 1.16 0.39 0.77 Jan-28 0 .010 77.05 0.013 77.05 1.76 0.07 1.69 - 0.53 1.16 0.39 0.77 Jan-29 0 .010 77.05 0.012 77.05 1.73 0.07 1.66 - 0.55 1.11 0.37 0.74 Jan-30 0 .010 77.05 0.012 77.05 1.69 0.07 1.62 - 0.52 1.10 0.37 0.74 Jan-31 0 .010 77.05 0.012 77.05 1.66 0.07 1.59 - 0.54 1.05 0.35 0.70 Jan-32 0 .010 77.05 0.011 77.05 1.63 0.07 1.57 - 0.51 1.06 0.35 0.70 Jan-33 0 .010 77.05 0.011 77.05 1.61 0.07 1.54 - 0.53 1.01 0.34 0.67 Jan-34 0 .010 77.05 0.011 77.05 1.58 0.06 1.51 - 0.50 1.01 0.34 0.68 Jan-35 0 .010 77.05 0.011 77.05 1.55 0.06 1.49 - 0.52 0.97 0.32 0.65 Jan-36 0 .010 77.05 0.010 77.05 1.53 0.06 1.47 - 0.49 0.98 0.33 0.65 Jan-37 0 .009 77.05 0.010 77.05 1.51 0.06 1.45 - 0.51 0.94 0.31 0.62 Jan-38 0 .009 77.05 0.010 77.05 1.48 0.06 1.42 - 0.48 0.94 0.31 0.63 Jan-39 0 .009 77.05 0.010 77.05 1.46 0.06 1.40 - 0.50 0.90 0.30 0.60 Jan-40 0 .009 77.05 0.009 77.05 1.44 0.06 1.39 - 0.47 0.91 0.30 0.61 Jan-41 0 .009 77.05 0.009 77.05 1.43 0.06 1.37 - 0.50 0.87 0.29 0.58 Jan-42 0 .009 77.05 0.009 77.05 1.41 0.06 1.35 - 0.47 0.88 0.29 0.59 Jan-43 0 .009 77.05 0.009 77.05 1.39 0.06 1.33 - 0.49 0.85 0.28 0.56 Jan-44 0 .009 77.05 0.009 77.05 1.37 0.06 1.32 - 0.46 0.86 0.29 0.57 Jan-45 0 .009 77.05 0.009 77.05 1.36 0.06 1.30 - 0.48 0.82 0.27 0.55 Jan-46 0 .009 77.05 0.009 77.05 1.34 0.05 1.29 - 0.45 0.83 0.28 0.56 Jan-47 0 .009 77.05 0.008 77.05 1.33 0.05 1.27 - 0.48 0.80 0.27 0.53 Jan-48 0 .009 77.05 0.008 77.05 1.31 0.05 1.26 - 0.45 0.81 0.27 0.54 Jan-49 0 .009 77.05 0.008 77.05 1.30 0.05 1.25 - 0.47 0.78 0.26 0.52 Jan-50 0 .009 77.05 0.008 77.05 1.29 0.05 1.23 - 0.44 0.79 0.26 0.53 - - Totals (2011-2050): 0 .402 MMBbl 0.562 MMBbl 74.26 3.03 71.22 1 .00 2 2.57 47.65 15.88 31.77 Totals (>2050): - MMBbl 0.038 MMBbl 2.91 0.12 2.79 - 1.63 1.17 0.39 0.78 Nominal Net Present Values as at 01-Jan-11 (US$ MM) France Gross Field (100%) Working Interest Cashflow Analysis Unescalated Prices & Costs Dogger Charmottes 2P Period Beginning Triassic Gaffney, Cline & Associates Toreador Resources Corporation Field: Case: Disc Rate Pre-Tax Post-Tax 0.0% 59.55 39.70 10.0% 17.51 11.57 Field Royalty Net Capital Operating Pre Tax Corporate Post Tax Production Price Production Price Revenue Revenue Costs Costs NCF Tax NCF MMB US$/Bbl MMB US$/Bbl US$ MM US$ MM US$ MM US$ MM US$ MM US$ MM US$ MM US$ MM Jan-11 0 .008 77.05 0.032 77.05 3.05 0.12 2.92 0 .50 0.80 1.62 0.69 0.93 Jan-12 0 .012 77.05 0.030 77.05 3.26 0.13 3.13 0 .50 0.82 1.81 0.74 1.07 Jan-13 0 .012 77.05 0.029 77.05 3.18 0.13 3.05 - 0.83 2.22 0.71 1.51 Jan-14 0 .012 77.05 0.027 77.05 3.01 0.12 2.89 - 0.77 2.12 0.67 1.45 Jan-15 0 .012 77.05 0.026 77.05 2.89 0.12 2.77 - 0.77 2.00 0.63 1.37 Jan-16 0 .012 77.05 0.024 77.05 2.77 0.11 2.66 - 0.72 1.93 0.61 1.32 Jan-17 0 .012 77.05 0.023 77.05 2.69 0.11 2.58 - 0.73 1.84 0.58 1.26 Jan-18 0 .012 77.05 0.022 77.05 2.58 0.11 2.48 - 0.69 1.79 0.56 1.23 Jan-19 0 .012 77.05 0.021 77.05 2.52 0.10 2.42 - 0.70 1.71 0.54 1.18 Jan-20 0 .012 77.05 0.020 77.05 2.47 0.10 2.37 - 0.67 1.70 0.53 1.17 Jan-21 0 .012 77.05 0.019 77.05 2.39 0.10 2.29 - 0.68 1.61 0.52 1.09 Jan-22 0 .012 77.05 0.019 77.05 2.33 0.10 2.23 - 0.64 1.59 0.53 1.06 Jan-23 0 .011 77.05 0.018 77.05 2.28 0.09 2.19 - 0.66 1.53 0.51 1.02 Jan-24 0 .011 77.05 0.018 77.05 2.24 0.09 2.14 - 0.62 1.52 0.51 1.01 Jan-25 0 .011 77.05 0.017 77.05 2.20 0.09 2.11 - 0.64 1.47 0.49 0.98 Jan-26 0 .011 77.05 0.017 77.05 2.16 0.09 2.07 - 0.61 1.46 0.49 0.97 Jan-27 0 .011 77.05 0.016 77.05 2.12 0.09 2.03 - 0.63 1.41 0.47 0.94 Jan-28 0 .011 77.05 0.016 77.05 2.09 0.09 2.00 - 0.60 1.41 0.47 0.94 Jan-29 0 .011 77.05 0.016 77.05 2.06 0.08 1.97 - 0.61 1.36 0.45 0.91 Jan-30 0 .011 77.05 0.015 77.05 2.02 0.08 1.94 - 0.58 1.36 0.45 0.91 Jan-31 0 .011 77.05 0.015 77.05 2.00 0.08 1.92 - 0.60 1.31 0.44 0.87 Jan-32 0 .011 77.05 0.015 77.05 1.97 0.08 1.89 - 0.57 1.32 0.44 0.88 Jan-33 0 .011 77.05 0.014 77.05 1.95 0.08 1.87 - 0.59 1.27 0.42 0.85 Jan-34 0 .011 77.05 0.014 77.05 1.92 0.08 1.84 - 0.56 1.28 0.43 0.85 Jan-35 0 .011 77.05 0.014 77.05 1.90 0.08 1.82 - 0.58 1.24 0.41 0.82 Jan-36 0 .011 77.05 0.014 77.05 1.88 0.08 1.80 - 0.56 1.25 0.42 0.83 Jan-37 0 .011 77.05 0.013 77.05 1.86 0.08 1.78 - 0.58 1.21 0.40 0.80 Jan-38 0 .011 77.05 0.013 77.05 1.84 0.08 1.76 - 0.55 1.21 0.40 0.81 Jan-39 0 .011 77.05 0.013 77.05 1.82 0.07 1.74 - 0.57 1.17 0.39 0.78 Jan-40 0 .011 77.05 0.013 77.05 1.80 0.07 1.73 - 0.54 1.19 0.40 0.79 Jan-41 0 .011 77.05 0.013 77.05 1.79 0.07 1.71 - 0.56 1.15 0.38 0.77 Jan-42 0 .011 77.05 0.012 77.05 1.77 0.07 1.69 - 0.53 1.16 0.39 0.77 Jan-43 0 .010 77.05 0.012 77.05 1.75 0.07 1.68 - 0.56 1.12 0.37 0.75 Jan-44 0 .010 77.05 0.012 77.05 1.74 0.07 1.66 - 0.53 1.14 0.38 0.76 Jan-45 0 .010 77.05 0.012 77.05 1.72 0.07 1.65 - 0.55 1.10 0.37 0.73 Jan-46 0 .010 77.05 0.012 77.05 1.71 0.07 1.64 - 0.52 1.11 0.37 0.74 Jan-47 0 .010 77.05 0.012 77.05 1.69 0.07 1.62 - 0.55 1.08 0.36 0.72 Jan-48 0 .010 77.05 0.011 77.05 1.68 0.07 1.61 - 0.52 1.09 0.36 0.73 Jan-49 0 .010 77.05 0.011 77.05 1.67 0.07 1.60 - 0.54 1.06 0.35 0.71 Jan-50 0 .010 77.05 0.011 77.05 1.65 0.07 1.59 - 0.51 1.07 0.36 0.72 - - Totals (2011-2050): 0 .441 MMBbl 0.681 MMBbl 86.39 3.53 82.86 1 .00 2 4.87 56.99 18.99 38.00 Totals (>2050): - MMBbl 0.065 MMBbl 4.98 0.20 4.78 - 2.22 2.56 0.85 1.71 Nominal Net Present Values as at 01-Jan-11 (US$ MM) France Gross Field (100%) Working Interest Cashflow Analysis Unescalated Prices & Costs Dogger Charmottes 3P Period Beginning Triassic